Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2025, except for Note 2, as to which date is August 19, 2025, relating to the consolidated financial statements of Cardiff Lexington Corporation (the Company) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio

December 15, 2025